UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: March 8, 2013
(Date of earliest event reported)

SUN COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-12616	38-2730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27777 Franklin Rd.
Suite 200
Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

(248) 208-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 12, 2013, Sun Communities, Inc. (the “Company”) and its operating partnership, Sun Communities Operating Limited Partnership (the “Partnership”), entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as representatives of the several underwriters named in Schedule II of the Underwriting Agreement (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters an aggregate of 5,000,000 shares (the “Offered Shares”) of the Company’s common stock (the “Common Stock”) at a price of $43.44 per share. The Company also granted the Underwriters a 30-day option to purchase up to 750,000 additional shares of Common Stock (the “Option Shares” and, together with the Offered Shares, the “Shares”).
The offering and sale of the Shares have been registered under the Securities Act of 1933, as amended, pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-181315).

     A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

Item 8.01	Other Events.

Press Release
On March 12, 2013, the Company issued a press release announcing the terms of the offering of the Shares.  A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
Commitment Letter for Potential Debt Financing
On March 8, 2013, the Company entered into a commitment letter with Citigroup Global Markets Inc. (“Citigroup”), Bank of America, N.A. (“Bank of America”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (“Merrill Lynch”), pursuant to which, and subject to the terms and conditions set forth therein, Citigroup (on behalf of its affiliates) and Bank of America (on behalf of its affiliates) each committed to lend the Company $100 million under a new $300 million senior secured revolving credit facility. An affiliate of Citigroup is expected to act as administrative agent, and Bank of America is expected to be the syndication agent. Citigroup and Merrill Lynch, each in its capacity as bookrunner and lead arranger agreed to use their commercially reasonable efforts to arrange a syndicate of lenders to lend the remaining $100 million. On March 8, 2013, Bank of Montreal committed, in its capacity as a co-lead arranger and documentation agent, to lend, subject to certain conditions, the remaining $100 million under the new credit facility. This new facility is expected to replace the Company’s existing $150 million senior secured revolving credit facility and could be increased to up to $600 million, subject to the satisfaction of certain conditions and the approval of the administrative agent. This potential new facility is contemplated to have a four-year term with an option to extend for one additional year and to bear interest at a floating rate based on Eurodollar plus a margin that is determined based on the Company’s leverage ratio, which can range from 1.65% to 2.90%. The new facility is expected to be secured by a first priority lien on all of the Company’s equity interests in each entity that owns, directly or indirectly, all or a portion of the properties constituting the borrowing base and collateral assignments of the Company’s senior and junior debt positions in certain borrowing base properties. The closing of this new credit facility is subject to the negotiation and execution of definitive documentation acceptable to the parties and is subject to closing contingencies. The Company cannot assure that it will be able to successfully establish this new credit facility on the terms described above or at all.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description

1.1
Underwriting Agreement dated March 12, 2013, among Sun Communities, Inc., Sun Communities Operating Limited Partnership, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as representatives of the several underwriters named in Schedule II thereto

5.1	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation
8.1	Opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation
23.1	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (included in Exhibit 5.1)
23.2	Consent of Jaffe, Raitt, Heuer & Weiss, Professional Corporation (included in Exhibit 8.1)
99.1	Press Release, dated March 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated: March 14, 2013	By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

1.1
Underwriting Agreement dated March 12, 2013, among Sun Communities, Inc., Sun Communities Operating Limited Partnership, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as representatives of the several underwriters named in Schedule II thereto

5.1	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation
8.1	Opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation
23.1	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (included in Exhibit 5.1)
23.2	Consent of Jaffe, Raitt, Heuer & Weiss, Professional Corporation (included in Exhibit 8.1)
99.1	Press Release, dated March 12, 2013